UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AUXILIUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

April 30, 2009

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2009

The Annual Meeting of Stockholders (the “Meeting”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on Wednesday, June 10, 2009, at 9:00 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

(1)	To elect nine directors to serve until the Company’s 2010 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2)	To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights);

(3)	To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(4)	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The holders (the “Stockholders”) of the Company’s common stock of record at the close of business on April 16, 2009 (the “Record Date”), are entitled to notice of and to vote at the Meeting, or any adjournments or postponements thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, for a period of 10 days prior to the Meeting and at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on the day of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.

Secretary

Malvern, Pennsylvania

April 30, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON JUNE 10, 2009

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2008 Annual Report to Shareholders are available at http://ir.auxilium.com.

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2009

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (referred to herein as “Auxilium”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on Wednesday, June 10, 2009, (the “Meeting”) at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

•	This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 16, 2009 (the “Record Date”) for the first time on or about April 30, 2009. In this mailing, we are also including our Annual Report to Shareholders (“2008 Annual Report”) for the fiscal year ended December 31, 2008 (“Fiscal 2008”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and 2008 Annual Report so that our record holders could supply these materials to the beneficial owners of shares of our common stock as of the Record Date.

Information About the Meeting

When is the Meeting?

The Meeting will be held at 9:00 a.m., local time, on Wednesday, June 10, 2009.

Where is the Meeting?

The Meeting will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders and any other matters that properly come before the Meeting or any adjournments or postponements thereof.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Everyone must check in at the registration desk at the Meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The presence at the Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all stockholders are entitled to cast as of the Record Date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Meeting for purposes of a quorum. On the Record Date, there were 42,686,650 shares of our common stock outstanding.

What are the recommendations of the Board?

Unless you instruct otherwise on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

•	Proposal 1: Election of Directors—FOR ALL NOMINEES;

•

Proposal 2: FOR approval of the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights);

•

Proposal 3: FOR the ratification of the selection by the Audit and Compliance Committee (the “Audit Committee”) of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (“Fiscal 2009”).

The proxy holders will vote in their own discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

Information About Voting

Who can vote at the Meeting?

All stockholders of record at the close of business on the Record Date, April 16, 2009, are entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon at the Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Meeting.

How do I vote?

You may attend the Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail. To vote by mail, simply complete, sign and date your Proxy Card and return it in the postage-paid return envelope provided for receipt by us prior to June 10, 2009 (Proxy Cards received on or after June 10, 2009 will not be counted). Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

If you want to vote in person at the Meeting and you hold shares of our common stock in street name, you must obtain a Proxy Card from your broker and bring that Proxy Card to the Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the Record Date and valid picture identification, such as a driver’s license or passport.

Is my vote confidential?

Yes. Proxy Cards, ballots and voting tabulations that identify stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Auxilium and its stockholders.

What if I do not indicate my preference on the Proxy Card?

If you do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted as follows:

(i)	Proposal 1: Election of Directors—FOR ALL NOMINEES;

(ii)	Proposal 2: FOR approval of the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights); and

(iii)	Proposal 3: FOR the ratification of the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2009.

As to other matters as may properly come before the Meeting or any adjournments or postponements thereof, the persons named in the proxy will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Auxilium either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and request to recast your vote. Attendance at the Meeting will not, by itself, revoke a previously granted proxy. For information regarding how to vote in person, see “How do I vote?” on page 3.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. A plurality means that the nine nominees receiving the most votes for election to a director position are elected as directors. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the nine candidates with the most affirmative votes will be elected at the Meeting.

Proposal 2: Approval of the amended and restated Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan. The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for

Fiscal 2009, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as the approval of, and amendments to, stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters and may not be voted on routine matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2008 Annual Report to Shareholders are available at http://ir.auxilium.com.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

At the Meeting, nine directors are to be elected to hold office until the next Annual Meeting of Stockholders after his or her election or until his or her resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A plurality means that the nine nominees receiving the most votes for election to a director position are elected as directors. Votes may be cast (i) FOR ALL NOMINEES, (ii) WITHHOLD FOR ALL NOMINEES or (iii) FOR ALL NOMINEES except as noted by you on the appropriate portion of your Proxy Card. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the nine candidates with the most FOR votes will be elected at the Meeting.

The names and biographies of the nominees for election to our Board appear below. Each of these nominees is currently a member of the Board. William T. McKee was appointed as a director by the Board in March 2009. Mr. McKee was recommended to our Nominating and Corporate Governance Committee by a search firm with which we contracted to identify director candidates. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the named nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

	Age	Served as a Director Since	Position with Auxilium
Rolf A. Classon	63	May 2004	Chairman of the Board of Directors

Al Altomari	50	December 2005	Director

Armando Anido	51	July 2006	Chief Executive Officer, President and Director

Edwin A. Bescherer, Jr.	75	April 2004	Director

Philippe O. Chambon, M.D., Ph.D.	51	October 2003	Director

Oliver S. Fetzer, Ph.D.	44	December 2005	Director

Renato Fuchs, Ph.D.	66	June 2007	Director

Dennis H. Langer, M.D., J.D.	57	July 2007	Director

William T. McKee	47	March 2009	Director

The principal occupations and business experience, for at least the past five years, of each director and nominee is as follows:

Rolf A. Classon was appointed as the Chairman of our Board of Directors in April 2005. He formerly served as Vice Chairman from March 2005 to April 2005 and has served as one of our directors since May 2004. Mr. Classon currently serves as Chairman of Hill-Rom Corporation, where he also served as Interim CEO from May 2005 until March 2006. Mr. Classon also currently serves as a member of the Board of Directors of PharmaNet Development Group, Inc., Millipore Corporation, Enzon Pharmaceuticals, Inc. and Eurand N.V. From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG,. Between 1995 and 2002, he served as President of Bayer Diagnostics; and from 1991 to 1995, he served as Executive Vice President of Bayer Diagnostics. Prior to that, he held various management positions with Pharmacia Corporation. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering in 1965 and a Business Degree from the Gothenburg University in 1969.

Al Altomari has served as one of our directors since December 2005. Mr. Altomari served as Chief Executive Officer of Barrier Therapeutics, Inc. from April to September 2008 and served as a member of its

Board of Directors from January to September 2008. From February 2006 to March 2008, Mr. Altomari served as Chief Operating Officer of Barrier. Mr. Altomari joined Barrier in August 2003 and served as its Chief Commercial Officer from August 2003 until February 2006. Mr. Altomari currently serves as Chairman of the Board of Directors of Agile Therapeutics, Inc. Previously, Mr. Altomari held progressively senior positions at Johnson & Johnson companies during his 21 years at that company. His most recent role at Johnson & Johnson companies was as General Manager of OrthoNeutrogena, where he managed the integration of Ortho Dermatological and Neutrogena Professional. He received his B.S. degree with a dual major in Finance and Accounting from Drexel University and an M.B.A. from Rider University.

Armando Anido has served as one of our directors since July 2006 and Chief Executive Officer and President since July 2006. Since August 2003, Mr. Anido has served as a director of Adolor Corporation and currently serves as Chairman of the Governance and Nominating Committee. Mr. Anido has over 25 years of biopharmaceutical experience. Prior to Auxilium, he was the Executive Vice President, Sales and Marketing for MedImmune, Inc., a biotechnology company focused on developing and marketing products in the therapeutic areas of cancer, infectious disease and immune regulation, where he was responsible for worldwide commercialization of their portfolio. He also served on MedImmune’s Executive Committee and Product Development Committee. Prior to joining MedImmune in 1999, from 1995 to 1999, Mr. Anido was with GlaxoWellcome, Inc. where he served as Vice President, Central Nervous System Marketing after joining the company as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives. Mr. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University.

Edwin A. Bescherer, Jr. has served as one of our directors since April 2004. Mr. Bescherer was also one of our directors from February 2000 to October 2003. From January 2004 to June 2005, Mr. Bescherer served as a director of Sybari Software, Inc. From 1978 to 1995, Mr. Bescherer served in a variety of management positions at Dun & Bradstreet Corporation, including as Executive Vice President, Finance and Chief Financial Officer from 1987 to 1995, as Senior Vice President, Finance and Chief Financial Officer from 1982 to 1987, and as Vice President, Controller from 1978 to 1982. Mr. Bescherer holds a B.S. from Purdue University.

Philippe O. Chambon, M.D., Ph.D., has served as one of our directors since October 2003. Since July 2005, Dr. Chambon has been a Managing Director of New Leaf Venture Partners, L.L.C., a venture capital firm (New Leaf Venture Partners is an investment manager to the Sprout Group which beneficially owns approximately 6.2% of our common stock) see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 45. Previously, Dr. Chambon was a General Partner of The Sprout Group, a private equity firm and venture capital affiliate of Credit Suisse First Boston, an investment bank. Dr. Chambon also serves as a director of NxStage Medical, Inc. and is a member of the Compensation and Finance Committees. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University.

Oliver S. Fetzer, Ph.D., has served as one of our directors since December 2005. In April 2009, Dr. Fetzer was appointed President and Chief Executive Officer of Cerulean Pharma Inc. From July 2004 until September 2007, Dr. Fetzer served as Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc. From January 2003 to July 2004, he served as Cubist Pharmaceuticals, Inc.’s Senior Vice President, Corporate Development and Chief Business Officer and, from July 2002 until January 2003, he served as its Senior Vice President, Business Development. Before his time at Cubist Pharmaceuticals, Inc., starting in 1993, Dr. Fetzer held various positions of increasing responsibility at the Boston Consulting Group (BCG), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director. Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University.

Renato Fuchs, Ph.D., has served as one of our directors since June 2007. From August 2006 to June 2007, Dr. Fuchs was Senior Vice President, Manufacturing and Technical Operations of Altus Pharmaceuticals, Inc.

From March 2002 to August 2006, Dr. Fuchs was Senior Vice President, Manufacturing and Operations at Shire HGT (previously Transkaryotic Therapies, Inc.) Previously, he spent nine years at Chiron Corporation, most recently as Senior Vice President of BioPharmaceuticals. From 1988 to 1993, Dr. Fuchs held advancing Vice President-level positions at Centocor, Inc. Prior to 1988, Dr. Fuchs spent 15 years at Schering-Plough Corporation. Dr. Fuchs received a B.S. in Chemical Engineering from the Universidad del Valle, Cali, Colombia and an M.S. and Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

Dennis H. Langer, M.D., J.D., has served as one of our directors since July 2007. Since August 2005, Dr. Langer has served as Managing Partner of Phoenix IP Ventures, LLC. Prior to joining Phoenix IP Ventures in 2005, Dr. Langer served as President, North America, Dr. Reddy’s Laboratories, Ltd. He held positions of increasing responsibility at GlaxoSmithKline from 1994 until 2004, including Senior Vice President, Project and Portfolio Management, Senior Vice President, Product Development Strategy, and Senior Vice President, Healthcare Services R&D. Dr. Langer was President and Chief Executive Officer of Neose Pharmaceuticals, Inc. from 1991 until 1994. From 1988 until 1991, Dr. Langer worked at G.D. Searle & Co. Prior to that, he held positions in marketing and clinical research at Abbott Laboratories from 1984 to 1988 and began his career in the pharmaceutical industry in 1983 at Eli Lilly & Co. Dr. Langer currently serves on the Board of Directors of Myriad Genetics, Inc. Dr. Langer received a B.A. from Columbia University, an M.D. from Georgetown University School of Medicine, and a J.D. from Harvard Law School. Dr. Langer is currently a Clinical Professor in the Department of Psychiatry at Georgetown University School of Medicine.

William T. McKee has served as one of our directors since March 2009. Mr. McKee is the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and the successor entity to Barr Pharmaceuticals, Inc. (“Barr”), a NYSE listed company which was acquired by Teva on December 23, 2008. Mr. McKee was also Executive Vice President and Chief Financial Officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition. Prior to joining Barr, Mr. McKee served as Director of International Operations and Vice President-Finance at Absolute Entertainment, Inc. from June 1993 until December 1994. From 1990 until June 1993, Mr. McKee worked at Gramkow & Carnevale, CPA’s, and from 1983 until 1990, he worked at Deloitte & Touche. Mr. McKee received a Bachelor of Business Administration from the University of Notre Dame.

THE BOARD BELIEVES THAT THE ELECTION OF THE NOMINEES FOR DIRECTOR IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

Proposal 2: Approval of the amended and restated Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan

On April 16, 2009, the Board unanimously approved the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”), subject to approval by the stockholders of the Company at the Meeting, to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights). Accordingly, pursuant to the amendment and restatement of the Plan, within the aggregate limit of 10,650,000 shares, the maximum number of shares of Company common stock that may be issued under the sub-limit in the Plan pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights) granted after June 10, 2009 is 1,450,000 shares, subject to adjustment as described below.

The Board has directed that the proposal to amend and restate the Plan be submitted to the Company’s stockholders for their approval at the Meeting. Stockholder approval of the amendment and restatement of the Plan is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Global Market listing requirements. If the stockholders do not approve the amendment and restatement of the Plan at the Meeting, the amendment and restatement of the Plan will not become effective, and the number of shares authorized for issuance under the Plan will not be increased by 2,650,000 shares and the sub-limit in the Plan applicable to stock awards, stock units and other equity-based awards (other than stock appreciation rights) will remain 750,000 shares.

The Board believes that the number of shares of Company common stock currently available for issuance or transfer under the Plan is not sufficient in view of our compensation structure and strategy and succession planning process. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. In addition, the Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, notably at the senior management level, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us.

The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Plan, provided a quorum is present in person or by proxy. Votes may be cast FOR or AGAINST or you may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

For information with respect to grants to certain executive officers in Fiscal 2008 under the Plan, see the table captioned “Grants of Plan-Based Awards” on page 40 and for information with respect to grants to the Company’s non-employee directors, see page 22.

The material terms of the proposed amendment and restatement of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Exhibit A. This summary of the Plan is not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan to which reference is made.

THE BOARD BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE PLAN IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

Purposes and Effects. The Plan was adopted by the Board and approved by the Company’s stockholders in June 2004. Amendment 2006-1 to the Plan was approved by the Company’s stockholders in June 2006, and the Plan was further amended and restated by the Compensation Committee of the Board on October 3, 2006. The Plan was further amended with the approval by the Company’s stockholders in June 2007. The purpose of the Plan is to attract and retain employees, non-employee directors, consultants and advisors. The Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, dividend equivalents and other equity-based awards. The Plan provides an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration of the Plan. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee determines all of the terms and conditions applicable to grants under the Plan. The Compensation Committee determines who receives grants under the Plan and the number of shares of our Company common stock that will be subject to grants. Grants to our non-employee directors may only be made by the Board.

Share Reserve. The Plan currently has 8,000,000 shares of the Company common stock authorized for issuance, of which 2,561,724 shares of Company common stock have been issued and 5,159,818 shares of Company common stock reserved for issuance with respect to outstanding awards under the Plan, both as of March 31, 2009. Pursuant to the amendment and restatement of the Plan, up to 10,650,000 shares of Company common stock will be authorized for issuance, subject to adjustment as described below. Within the 10,650,000 share limit, pursuant to the amendment and restatement of the Plan, the maximum number of shares of Company common stock that may be issued under the sub-limit in the Plan pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights) granted after June 10, 2009 is 1,450,000 shares, subject to adjustment as described below. We intend to register the additional 2,650,000 shares of Company common stock authorized for issuance under the Plan as soon as practicable after the Meeting.

The Plan contains a limit of 500,000 shares on the maximum number of shares of Company common stock that may be granted with respect to all grants other than dividend equivalents to an individual in any calendar year, subject to adjustment as described below. A grantee may not accrue dividend equivalents during any calendar year in excess of $100,000. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the 500,000 annual individual share limit and $100,000 annual dividend equivalent limit in the Plan for purposes of section 162(m) of the Code.

If any options terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if and to the extent any stock awards, stock units or other equity-based awards are forfeited, the shares subject to such grants will again be available for purposes of the Plan. If any shares of Company common stock are surrendered in payment of the exercise price of an option or withheld or surrendered for payment of taxes, those shares will not be available again for grants under the Plan. If stock appreciation rights are granted as other equity-based awards, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. If any grants are paid in cash, and not in shares of Company common stock, any shares of Company common stock subject to such grants will not count against the foregoing share limits.

Adjustments. In connection with stock splits, reverse stock splits, stock dividends, recapitalizations and other events affecting Company common stock without the Company’s receipt of consideration, the maximum number of shares of Company common stock reserved for issuance as grants, the maximum number of shares of Company common stock that may be issued under the sub-limit in the Plan pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), the maximum number of shares of Company common stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants will be equitably adjusted by the Compensation Committee, as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under grants; provided, however, that any fractional shares resulting from such adjustments shall be eliminated. The Compensation Committee will have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by the terms of the Plan or applicable law, including in the event of a change of control. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Compensation Committee will be final, binding and conclusive.

Eligibility. All of our employees and employees of our subsidiaries are eligible to receive grants under the Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive grants under the Plan. As of April 16, 2009, approximately 370 persons are eligible as employees or non-employee directors to receive awards under the Plan, including six executive officers and eight non-employee directors. Consultants and advisors who perform services for us and our subsidiaries are also eligible to receive grants under the Plan, although we do not have current plans to make grants to such individuals.

Vesting. The Compensation Committee determines the vesting of awards granted under the Plan.

Options. Under the Plan, the Compensation Committee may grant options to purchase shares of Company common stock in amounts and at exercise prices as the Compensation Committee determines. Under the Plan, the Compensation Committee may grant options intended to qualify as incentive stock options under section 422 of the Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. The exercise price of an incentive stock option cannot be less than the fair market value of a share of Company common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of Company common stock on the date the option is granted. The exercise price of a nonqualified stock option may be equal to or greater than the fair market value of a share of Company common stock on the date the option is granted, as determined by the Compensation Committee.

The exercise price for any option is generally payable:

•	in cash;

•	as permitted by the Compensation Committee, by the surrender of shares of Company common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price;

•	by payment through a broker in accordance with procedures established by the Federal Reserve Board; or

•	by another method approved by the Compensation Committee.

The term of an option cannot exceed ten years from the date of grant. If an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service. Under the Plan, the Compensation Committee may accelerate the exercisability of any or all options at any time for any reason.

Stock Awards. Under the Plan, the Compensation Committee may grant stock awards. A stock award is an award of Company common stock that may be issued for consideration or no consideration and may be subject to restrictions as the Compensation Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee awarded a stock award will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Stock Units. Under the Plan, the Compensation Committee may grant stock units. Stock units are phantom units that represent shares of Company common stock on a one for one basis. Stock units become payable on terms and conditions determined by the Compensation Committee and will be payable in cash or shares of Company common stock as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service terminates for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Other Equity-Based Awards. Under the Plan, the Compensation Committee may grant other types of awards that are based on, measured by or payable in shares of Company common stock, including stock appreciation rights. The Compensation Committee will determine the terms and conditions of such awards. Other equity-based awards may be payable in cash, shares of Company common stock or a combination of the two.

Dividend Equivalents. Under the Plan, the Compensation Committee may grant dividend equivalents in connection with any grant made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of Company common stock or in a combination of the two. The Compensation Committee will determine whether they will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation. The Plan permits the Compensation Committee to impose performance goals that must be met with respect to grants of stock awards, stock units, dividend equivalents and other equity-based awards that are intended to meet the exception for qualified performance-based compensation under section 162(m) of the Code. Prior to or soon after the beginning of the performance period, the Compensation Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes; earnings before interest expense, taxes, depreciation and amortization; earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the foregoing list of performance criteria for purposes of section 162(m) of the Code.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Company common stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control. If we experience a change of control and we are not the surviving corporation, unless the Compensation Committee determines otherwise, all outstanding options will be assumed or replaced with comparable options by the surviving corporation, and other outstanding grants will be converted into similar grants of the surviving corporation.

The Compensation Committee may also provide that:

•	outstanding options will become exercisable in whole or in part upon the change of control or such other event as the Board determines;

•	restrictions and conditions on stock awards will lapse in whole or in part upon the change of control or upon such other event as the Compensation Committee determines;

•	grantees holding stock units, dividend equivalents and other equity-based awards will receive payment in settlement of their awards in an amount and on terms determined by the Compensation Committee;

•

grantees will be required to surrender their outstanding options in exchange for a payment or payments by us, in cash or in shares of Company common stock, in an amount by which the fair market value of the underlying shares of Company common stock exceeds the exercise price, if any, on such terms as the Compensation Committee determines; or

•	after grantees have the opportunity to exercise their options, any unexercised options will be terminated on the date determined by the Compensation Committee.

In general terms, a change of control under the Plan occurs if:

•	a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities;

•

we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•

directors are elected to the Board such that a majority of the members of the Board will have been members of the Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Amendment; Termination. The Board may amend or terminate the Plan at any time; except that our stockholders must approve any amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by the Board or extended with stockholder approval, the Plan will terminate on June 12, 2017.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other equity-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code as described under “Qualified Performance-Based Compensation” above, the Plan must be re-approved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan.

Grants Under the Plan Grants under the Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Plan after the Meeting. As of March 31, 2009, 2,561,724 shares of Company common stock have been issued and 5,159,818 shares are subject to outstanding awards under the Plan.

The last sales price of a share of Company common stock on March 31, 2009 was $27.72 per share.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Company common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an incentive stock option, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Company common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and any stock appreciation rights granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other equity-based awards granted under the Plan may be designated as qualified performance-based compensation if the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by our stockholders, the Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2009. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since October 2005. PricewaterhouseCoopers LLP has informed us that they are not aware of any additional independence-related relationships between their firm and us other than the professional services discussed in “Independent Registered Public Accounting Firm Fees and Other Matters” below. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2009. Votes may be cast (i) FOR, (ii) AGAINST or (iii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, the Board believes that it is desirable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Meeting, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee of the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change is advisable.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement and respond to appropriate questions from our stockholders.

THE BOARD BELIEVES THAT THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm Fees and Other Matters

Aggregate “Audit Fees” paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for professional services rendered with respect to Fiscal 2008 and for the fiscal year ended December 31, 2007 (“Fiscal 2007”) were $548,005 and $624,500, respectively. These amounts consist of fees paid for professional services rendered with respect to the audit of our consolidated financial statements for Fiscal 2008 and 2007, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and fees associated with comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission (the “SEC”).

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2008 and Fiscal 2007.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting or any adjournments or postponements thereof, it is intended that holders of the proxies will vote thereon in their discretion.

Deadline for Submission of Stockholder Proposals for the 2010 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 31, 2009 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Jennifer Evans Stacey, Esq., Secretary of Auxilium, at the address set forth below.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Board, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than February 10, 2010 and no later than March 12, 2010, assuming that the 2010 Annual Meeting of Stockholders is to be held between May 21, 2010 and August 9, 2010, as we currently anticipate. In the event that the 2010 Annual Meeting of Stockholders is not held between May 21, 2010 and August 9, 2010, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2010 Annual Meeting of Stockholders and no later than 90 days before the date of the 2010 Annual Meeting of Stockholders or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

•	Proposals and notices mailed should be addressed to Jennifer Evans Stacey, Esq., Secretary, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

CORPORATE GOVERNANCE

Code of Conduct

We have adopted a Code of Conduct that applies to all our directors, officers and employees. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote:

•	honest and ethical conduct by our directors, officers and employees, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we submit to the SEC and in our other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Conduct to appropriate persons or through our hotline; and

•	accountability for adherence to our Code of Conduct.

Our Code of Conduct is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our web site under the heading “For Investors—Corporate Governance.”

Committees and Meetings of our Board of Directors

Board of Directors. The Board held 16 meetings during Fiscal 2008. Throughout this period, each member of the Board attended or participated in at least 75% of the aggregate of the total number of duly constituted meetings of the Board held during the period for which such person had been a director, and the total number of meetings held by all committees of the Board on which each such director served during the periods the director served. The Board has three standing committees: the Compensation Committee, the Audit and Compliance Committee and the Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by the Board. Each of these charters is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Our Corporate Governance Guidelines provide that directors are expected to attend our Annual Meeting of Stockholders. Six out of eight of our directors attended the 2008 Annual Meeting.

Compensation Committee. Our Compensation Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of our compensation plans and programs;

•	preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules and regulations;

•	reviewing and approving compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans; and

•	reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Our Compensation Committee is composed solely of “independent directors” under applicable Nasdaq listing standards. The members of our Compensation Committee are Dr. Fetzer (Chairman), Dr. Chambon and Mr. Classon. Our Compensation Committee held 11 meetings during Fiscal 2008.

Audit and Compliance Committee (the “Audit Committee”). Our Audit Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Our Audit Committee assists the Board in its oversight and review of:

•	our accounting and financial reporting processes;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our critical accounting policies and estimates;

•	our compliance with legal matters;

•	the preparation of the report required to be included in our annual proxy statement in accordance with SEC rules and regulations;

•	the adequacy and effectiveness of our internal controls;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, overseeing their work and monitoring the rotation of partners on our engagement team, as required by law. All audit services and all non-audit services to be provided to us by our independent auditors must be approved in advance by the Audit Committee. The Audit Committee also discusses with management and our independent auditors the results of any annual audit and review of our quarterly financial statements.

The members of the Audit Committee are Mr. Bescherer (Chairman), Mr. Altomari, Mr. Classon and Mr. McKee, each of whom is an “independent director” under applicable Nasdaq listing standards. The Board has determined that each of Mr. Bescherer and Mr. McKee is an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002. Mr. McKee was appointed to the Audit Committee upon his election to the Board in March 2009. The Audit Committee held 16 meetings during Fiscal 2008.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identify and recommend nominees for election to our board of directors;

•	develop and recommend to our board our corporate governance principles; and

•	oversee the evaluation of our board and management.

Our Nominating and Corporate Governance Committee is composed solely of “independent directors” under applicable Nasdaq listing standards. The members of our Nominating and Corporate Governance Committee are Dr. Chambon (Chairman), Mr. Bescherer, Dr. Fuchs, and Dr. Langer. Dr. Fuchs was appointed to the Nominating and Corporate Governance Committee in July 2008, and Mr. Dennis Purcell served on the Nominating and Corporate Governance Committee until July 2008. Our Nominating and Corporate Governance Committee held four meetings during Fiscal 2008.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retention for a fee of search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s understanding of and experience in the pharmaceutical industry, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to the Nominating and Corporate Governance Committee via U.S. Mail (including courier or expedited delivery service) to the address set forth below. Assuming that appropriate material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Candidate and related information should be sent to the address listed below:

Nominating and Corporate Governance Committee

c/o Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under the heading “Deadline for Submission of Stockholder Proposals for the 2010 Annual Meeting of Stockholders” beginning on page 16.

Communicating with our Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries of such correspondence to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board as a whole should send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Stockholders who wish to send communications on any topic to an individual director in his or her capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Report of the Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Edwin A. Bescherer, Jr. (Chairman), Al Altomari, Rolf A. Classon, and William T. McKee, who was appointed to the Audit Committee in March 2009 upon his election to the Board.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by management in the preparation of the Company’s consolidated financial statements, as well as management’s assessment of the effectiveness of the Company’s internal control over financial accounting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant that firm’s independence.

The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss their respective evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting and the scope and plans for their respective audits.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Respectfully submitted,

By the Audit and Compliance Committee of the Board of

Directors of Auxilium Pharmaceuticals, Inc.

Edwin A. Bescherer, Jr., Chairman

Al Altomari

Rolf A. Classon

William T. McKee

April 30, 2009

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons. We engage in a process whereby we identify and review all relationships and transactions in which Auxilium and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Auxilium or a related person are disclosed in our proxy statement. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit and Compliance Committee (the “Audit Committee”) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our legal department and the Audit Committee consider, among other factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Auxilium;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Auxilium; and

•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Director Independence. The Board has determined that each of our directors, except for Armando Anido, is an “independent director” as such term is defined in Marketplace Rule 5605(a)(2) of the Financial Industry Regulatory Authority (“FINRA”) and in the Company’s Corporate Governance Guidelines. The Board also has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by FINRA, the SEC, the Internal Revenue Service, the Company’s Corporate Governance Guidelines and applicable committee charters. Our Corporate Governance Guidelines are posted on our web site at www.auxilium.com under the heading “For Investors—Corporate Governance.”

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s non-employee directors for 2008. Directors who are employees of the Company receive no compensation for their services as directors or as members of Board Committees.

2008 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) (5) ($)		Total ($)
Mr. Altomari	71,000	—	192,490		263,490
Mr. Bescherer	109,000	—	192,490		301,490
Dr. Chambon	126	77,374	192,490		269,990
Mr. Classon	130,046	39,954	641,611		811,611
Dr. Fetzer	22,459	52,041	192,490		266,990
Dr. Fuchs	33,091	14,909	192,490		240,490
Dr. Langer	38,091	14,909	207,244		260,244
Mr. Purcell	31,250	—	55,127	(6)	86,377

(1)

During Fiscal 2008, the non-employee members of the Board other than the Chairman of the Board (Mr. Altomari, Mr. Bescherer, Dr. Chambon, Dr. Fetzer, Dr. Fuchs, Dr. Langer and Mr. Purcell), received an annual retainer of $15,000 for all services rendered as directors. The Chairman of the Board, Mr. Classon, received an annual retainer of $90,000 for all services rendered as Chairman. In addition, each non-employee director received the following fees for each meeting of the Board or a committee of the Board attended by the director in person or telephonically:

Meeting	Fee ($)
Board of Directors	2,000

Audit and Compliance Committee
Chairman	3,500
Non-Chairman	1,500

Compensation Committee
Chairman	2,500
Non-Chairman	1,500

Nominating and Corporate Governance Committee Chairman
Chairman	2,500
Non-Chairman	1,500

(2)

Pursuant to a plan approved by our Board on November 2007, each director can elect to receive shares of Company common stock under our 2004 Equity Compensation Plan in lieu of cash for all or a specified portion of the retainer and attendance fees earned each year. Each director must make the election prior to December 31 of the year preceding the year in which the fees will be earned, and no changes can be made to the election during the year for which the election has been made. Retainer and attendance fees are paid quarterly in arrears. The number of shares to be issued to a director who has elected to receive a portion of his fees in common stock is determined by calculating the total fees owed for a given quarter and dividing that amount by the closing price of a share of Company common stock on the last trading day of the quarter in which the fees were earned.

(3)

This column shows the amount that the Company expensed during 2008 under SFAS 123R for stock issued in lieu of directors’ fees in cash and includes compensation cost recognized in the financial statements with respect to the stock issued in 2008.

(4)

This column shows the amount that the Company expensed during 2008 under SFAS 123R for all outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2008.

(5)

In Fiscal 2008, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to each of Mr. Altomari, Mr. Bescherer, Dr. Chambon, Mr. Churchill, Dr. Fetzer, Dr. Fuchs, Dr. Langer and Mr. Purcell, and nonqualified stock options to purchase 50,000 shares of Company common stock to Mr. Classon. The options have an exercise price of $35.19 per share, the closing market price of a share of Company common stock on the date of grant. The options will fully vest or become exercisable one year from the date of grant. The grant date fair value for the nonqualified stock options granted to each of Mr. Altomari, Mr. Bescherer, Dr. Chambon, Dr. Fetzer, Dr. Fuchs, Dr. Langer and Mr. Purcell is $247,650 and to Mr. Classon is $825,500. The total option awards outstanding for each director as of December 31, 2008 is as follows: Mr. Altomari, 45,000; Mr. Bescherer, 85,000; Dr. Chambon, 75,000; Mr. Classon, 210,000; Dr. Fetzer, 60,000; Dr. Fuchs, 30, 000; and Dr. Langer, 30,000.

(6)	Mr. Purcell resigned from the Company’s Board of Directors on October 2, 2008. The annual option award granted to Mr. Purcell for 2008 was forfeited upon his resignation.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified. The following table identifies our current executive officers:

Name	Age	Position	Executive Officer Since
Armando Anido (1)	51	Chief Executive Officer, President and Director	July 2006

James E. Fickenscher (2)	45	Chief Financial Officer	May 2005

Jyrki Mattila, M.D., Ph.D. (3)	54	Executive Vice President, Business Development, Product Development and Technical Operations	August 2003

Jennifer Evans Stacey, Esq. (4)	44	Executive Vice President, General Counsel, Human Resources and Secretary	February 2005

Roger D. Graham, Jr. (5)	46	Executive Vice President, Sales and Marketing	March 2007

Anthony DelConte, M.D. (6)	51	Chief Medical Officer	January 2008

(1)	Armando Anido’s biographical information is set forth under the heading “DISCUSSION OF PROPOSALS—Proposal 1: Election of Directors” beginning on page 6.

(2)

James E. Fickenscher has served as our Chief Financial Officer since May 2005. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi-Aventis, in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells, predecessor to Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

(3)

Jyrki Mattila, M.D., Ph.D., has served as Executive Vice President, Business Development, Product Development and Technical Operations since February 2008. He served as Executive Vice President, Business Development, Research and Development and Technical Operations from January 2005 until January 2008. Dr. Mattila served as our Executive Vice President, Business Development from August 2003 until January 2005. From 1990 to July 2003, Dr. Mattila served in a variety of positions at Orion Pharma, the pharmaceutical division of the Orion Group, a Finnish company specializing in healthcare products, as President of Orion Pharma from 1996 to 2002, as Senior Vice President of Clinical Research & Development and International Operations from 1995 to 1996, and as Senior Vice President of Business Development from 1990 to 1995. Dr. Mattila has served as a director of Encorium Group, Inc. since November 2006. Dr. Mattila holds an M.D. and a Ph.D. in Pharmacology from the University of Helsinki Medical School, and an M.B.A. from the Helsinki School of Economics and Business Administration.

(4)

Jennifer Evans Stacey, Esq. has served as our Executive Vice President, General Counsel, Human Resources and Secretary since June 2006. Ms. Stacey joined the Company as Executive Vice President, General Counsel and Secretary in February 2005. Until April 2004, Ms. Stacey was Senior Vice President, Corporate Communications and General Counsel of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Ms. Stacey held the General Counsel position from the formation of Aventis Behring in 1995 and also served as Secretary to the Board of Directors. Prior to the formation of Aventis Behring, Ms. Stacey was with Rhône-Poulenc Rorer (predecessor company of Sanofi-Aventis), first at its headquarters in Collegeville, PA and then at its offices in Paris, France as International Counsel. Ms. Stacey

began her legal career at King & Spalding in Washington, D.C., where she served as an associate in the Corporate Finance Department. Ms. Stacey graduated with a B.A. from Princeton University and obtained her J.D. from University of Pennsylvania Law School.

(5)

Roger D. Graham, Jr. joined the Company as our Executive Vice President of Sales and Marketing in March 2007. Mr. Graham served as Senior Vice President, Marketing and Sales with the Adolor Corporation from 2005 through 2006. From 2003 until 2005, Mr. Graham was Senior Vice President of Marketing and Sales at Yamanouchi Pharma America. Mr. Graham worked at the Johnson & Johnson family of companies from 1997 until 2003. From 1996 until 1997, Mr. Graham worked at Roche Laboratories. He worked at Schering Plough Corporation from 1987 until 1996. Mr. Graham is a graduate of the University of Kansas with a Bachelor’s of Science degree in Business Administration and holds an M.B.A. in Finance and International Business from Seton Hall University.

(6)

Anthony DelConte, M.D. joined the Company as our Chief Medical Officer in January 2008. Prior to joining Auxilium, Dr. DelConte was Senior Vice President, Clinical Research & Development at Genaera Corporation. He served as Senior Medical Director of U.S. Clinical Development & Medical Affairs at Novartis Pharmaceuticals from 2003 until 2006. Dr. DelConte held various positions of increasing responsibility at Wyeth Pharmaceuticals from 1995 to 2003. Prior to joining Wyeth he was a member of the full time faculty in the Department of Obstetrics and Gynecology at Jefferson Medical College. Dr. DelConte attended Saint Joseph’s University and received his medical degree from the University of Pittsburgh School of Medicine. He completed residency training at Magee-Womens Hospital of the University Health Center of Pittsburgh. Dr. DelConte is a fellow of the American College of Obstetricians & Gynecologists and is a Diplomat of the American Board of Obstetrics and Gynecology.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2008 and explains how the Compensation Committee of our Board of Directors (the “Compensation Committee”) made its compensation decisions for our executives, including our named executive officers for 2008. These named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of our Chief Executive Officer and President (“CEO”), Armando Anido; our Chief Financial Officer, James E. Fickenscher; and our three other most highly compensated executive officers, Dr. Jyrki Mattila, Executive Vice President, Business Development, Product Development and Technical Operations; Mr. Roger Graham, Executive Vice President, Sales and Marketing; and Ms. Jennifer Evans Stacey, Esq., Executive Vice President, General Counsel, Human Resources and Secretary.

Executive Summary

In 2008, the Company met, or in the case of objectives related to Testim® exceeded, its corporate goals established in the beginning of 2008, and the Compensation Committee considered these accomplishments, macroeconomic conditions, data from peer group companies and other factors detailed below in making its compensation decisions. The Company reported record revenues from Testim in 2008 in line with the goal set in early 2008. In addition, the Company worked to protect the Testim franchise with the issuance of a patent in January 2008, expiring in 2025, and with its licensor, CPEX Pharmaceuticals, Inc., filing an infringement lawsuit against Upsher-Smith Laboratories, Inc. in December 2008. The Company also achieved the objectives it set in early 2008 regarding the development of XIAFLEX™ for Dupuytren’s contracture. The Company was able to release data from the phase III CORD I and CORD II studies on June 3, 2008, earlier than planned, and released its Horsham facility for cGMP manufacture in line with the projected goal. The Company also achieved its net loss goal and met goals related to compliance and implementation of the information technologies strategic plan. For these achievements, the Company was rewarded with a payout of 105% under the 2008 Bonus Plan. The Compensation Committee was mindful of the macroeconomic climate and while the general employee population could receive a 4% merit increase, the Compensation Committee decided to limit salary increases for the named executive officers to 3.5%.

Compensation Philosophy

Our compensation philosophy, which is set by the Compensation Committee, is designed to meet our objectives of:

•

providing our executive officers with a compensation package that is competitive with those of executive officers providing similar services for companies of similar size, maturity and market capitalization;

•	motivating our executive officers to achieve our corporate goals and rewarding them for that performance;

•	creating a link between the compensation of our executive officers and our financial performance and stockholder value;

•	providing our stockholders with a long-term, positive return on their investment; and

•	attracting and retaining executives with talent.

We believe that providing a competitive compensation package to each of our executive officers is critical to our ability to achieve the foregoing objectives.

Administration of Our Executive Compensation Program and Determination of Competitive Compensation

The Compensation Committee administers our executive compensation program. The Compensation Committee annually retains an independent consulting firm. This consulting firm reports to the Compensation Committee directly and provides the Compensation Committee with design alternatives for compensation systems and with data regarding the compensation of executive officers at our peer companies in order to assist the Compensation Committee in its determination of whether the overall compensation packages for each of our executive officers are competitive. This data include an analysis of each component of compensation as well as total cash compensation and total overall compensation, which takes into account a valuation of outstanding vested and unvested long-term incentive holdings and a detailed total stockholder return analysis including a “pay for performance analysis” to assure pay alignment with performance. While the peer group data provided by the independent consultant provides useful comparisons, the Compensation Committee uses the data as a guide, not as a rule when establishing the compensation packages we provide to our executives and takes into account other factors as it deems appropriate.

The list of peer companies used in the executive compensation analysis is annually reviewed, updated and approved by the Compensation Committee. In late 2007, Radford Consulting + Surveys, a division of AON (“AON”), the independent compensation consulting firm retained by the Compensation Committee, updated the list of peer group companies in light of changes in the Company’s projected financial profile so that AON could provide a report on executive compensation using the updated peer group list in preparation of the Compensation Committee’s February 2008 meeting at which decisions would be made regarding salary increases, bonus awards and long-term incentive awards for 2007 performance. The Compensation Committee’s decisions made at the February 2008 regarding salary increases are discussed below in “Salary”.

In order to update the list of peer companies, AON identified all publicly traded, U.S.-headquartered companies in the biotechnology / pharmaceutical marketplace and then refined the comparator pool to reflect companies generally exhibiting the following financial profile, based on the relevant Auxilium data at the time AON conducted its research:

•	Employee Size: ~ 1/3x (120) to ~ 3x (1,080); and

•	Revenue: ~ 1/3x ($40M) to ~ 3x ($390M); and

•	Market Value: ~ 1/3x ($250M) to ~ 3x ($2.5B).

AON qualitatively evaluated and refined the comparator pool to identify each company’s developmental stage, leading product focus and business strategy. AON targeted commercial biotechnology / pharmaceutical companies with an internal sales force. AON examined Auxilium’s historical peer group and peer companies identified by Auxilium management and the Compensation Committee. AON selected companies with “best fit” similarities to Auxilium, considering the following characteristics:

•	Financial profile

•	Stage of Development

•	Product Focus / Development Process.

Applying this methodology, the Compensation Committee approved the following as the list of peer companies:

• BioMarin Pharmaceutical, Inc.	• MGI PHARMA, Inc.

• Bradley Pharmaceuticals, Inc.	• Noven Pharmaceuticals, Inc.

• CollaGenex Pharmaceuticals, Inc.	• OSI Pharmaceuticals, Inc.

• Cubist Pharmaceuticals, Inc.	• Pharmion Corp.

• Enzon Pharmaceuticals, Inc.	• Sciele Pharma, Inc.

• Indevus Pharmaceuticals, Inc.	• The Medicines Co.

• InterMune, Inc.	• United Therapeutics Corp.

• LifeCell Corp.	• ViroPharma, Inc.

In late 2008, AON updated the list of peer group companies in light of industry consolidations and changes in the Company’s projected financial profile. In order to update the list of peer companies, AON first identified all publicly traded, U.S.-headquartered companies in the biotechnology / pharmaceutical industry with the following financial profile, based on the relevant Auxilium data at the time AON conducted its research:

•	Employee Size: ~ 1/3x (120) to ~ 3x (1,000); and

•	Revenue: ~ 1/3x ($50M) to ~ 3x ($450M); and

•	Market Value: ~ 1/3x ($300M) to ~ 3x ($3.0B).

Then, AON qualitatively evaluated and refined the comparator pool to identify each company’s developmental stage, leading product focus and business strategy. AON targeted commercial and later stage biotechnology / pharmaceutical companies that have a similar financial profile with regard to employee size, revenue and market value and product focus / business strategy as compared to Auxilium. AON examined Auxilium’s historical peer group and peer companies identified by Auxilium management and the Compensation Committee. AON selected companies with “best fit” similarities to Auxilium, considering the following characteristics:

•	Financial profile

•	Stage of Development

•	Product Focus.

Applying this methodology, the Compensation Committee approved the following as the list of peer companies:

• Abraxis Biosciences, Inc.	• Isis Pharmaceuticals Inc.

• Acorda Therapeutics Inc.	• The Medicines Company

• Alexion Pharmaceuticals, Inc.	• Medicis Pharmaceutical Corp.

• Alkermes Inc.	• Noven Pharmaceuticals, Inc.

• BioMarin Pharmaceutical, Inc.	• OSI Pharmaceuticals, Inc.

• Cubist Pharmaceuticals, Inc.	• Savient Pharmaceuticals Inc.

• CV Therapeutics.	• Theravance Inc.

• Enzon Pharmaceuticals, Inc.	• United Therapeutics Corp.

• GTX Inc.	• ViroPharma, Inc.

• Human Genome Sciences	• Xenoport, Inc.

• Indevus Pharmaceuticals, Inc.	• Zymogenetics Inc.

• Intermune Inc.

This updated group of peer companies was used by AON to prepare the comparative compensation data considered by the Compensation Committee in connection with its compensation decisions for our executives taken at its meeting on February 25, 2009 and discussed below under “Short-Term Incentive Awards” and “Long-Term Incentive Awards” below.

In addition, in both late 2007 and 2008, AON supplemented peer group data with broader life science market data using the Radford Global Life Sciences Survey for 2007 and 2008 with cuts of peer group data and cuts of data based upon headcount (150 to 499 for 2007 and 200 to 600 for 2008).

In addition to peer group data, the Compensation Committee also reviews “tally sheets” for each executive officer in order to analyze the total opportunity for wealth accumulation that is available to each of our executive officers. The tally sheets provide the Compensation Committee with the following information for each of our executive officers to the extent applicable to each executive officer:

•	base salary;

•	bonus target;

•	options granted and vesting schedule;

•	sign on bonus;

•	relocation bonus;

•	restricted stock;

•	medical benefits;

•	retirement benefits;

•	car allowance;

•	individual disability benefit policy;

•	vacation/personal days/company holidays;

•	severance benefits; and

•	change in control benefits.

Our Human Resources Department works with the executive compensation consultant to match company positions against survey positions and to compile the annual compensation data for each executive officer. Our Human Resources Department does not direct or oversee the activities of the consultant retained by the Compensation Committee.

Timing and Role of Executive Officers in Compensation Decisions

Early in the calendar year, our Board approves our financial and operational objectives for that current year, which are used as the basis of the bonus plan that is approved by the Compensation Committee. The CEO sets functional objectives for each executive officer for that current year. Each executive officer’s functional objectives relate to the corporate function for which such officer is responsible and are intended to align with the financial and operational objectives set by our Board so that each function is providing the support necessary to achieve such objectives. Generally, the Compensation Committee meets each February to determine the overall compensation package for each of our executive officers. In doing so, the Compensation Committee reviews the degree to which we achieved the goals set by our Board for the prior year and the degree to which each of the executive officers achieved their functional objectives for the prior year and their respective contributions to our financial and operational objectives for the prior year. As part of this review, our CEO provides a review of each executive officer’s performance as well as compensation recommendations to the Compensation Committee. He also provides his self-evaluation. The CEO does not make recommendations with respect to his own compensation. While the Compensation Committee utilizes this information, and values the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

The Compensation Committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Elements of Compensation

General

Our compensation package for our executives focuses on four principal elements:

•	salary;

•	short-term incentive awards;

•	long-term incentive awards; and

•	severance and change in control agreements.

We provide additional retirement and other benefits for executives similar to those provided by other corporations in our industry of similar size, maturity and market capitalization, except that we do not provide loans to executive officers. In administering the executive compensation program, the Compensation Committee attempts to strike an appropriate balance among the elements of our compensation program to achieve the compensation objectives listed above. Each of the elements of the program is discussed in greater detail below.

The Compensation Committee does not apply fixed weighting or formulas when it considers the criteria applied to each component of an individual’s overall compensation. Rather, the Compensation Committee exercises its judgment in determining the appropriate amount of each component of an individual’s overall compensation. In particular, because the greater Philadelphia, northern New Jersey and metropolitan New York areas are generally considered to be among the regions in the United States with the most pharmaceutical industry jobs, we believe that we are recruiting and endeavoring to retain talent in one of our industry’s more competitive geographic areas in the country. In 2008, the Compensation Committee placed a heavy emphasis on the compensation packages provided by our peer companies and those companies where potential candidates were employed when determining the components and levels of our compensation packages for our executive officers in order to account for this increased competitive environment.

In general, we believe that positioning salaries at the 50th percentile of salaries for comparable executives included in the peer group data enables us to be competitive and attract talented executives. Similarly, we believe that positioning short-term and long-term incentives at ranges above the 50th percentile for executives who routinely achieve their goals and demonstrate strong performance motivates our executive officers to increase short and long term stockholder value and ultimately their long-term financial gain. To that end, long-term incentive awards remain a significant portion of our executive compensation program. In addition, in determining the overall levels of salary, short-term incentive awards and long-term incentive awards for executive officers, the Compensation Committee also considers talent management (including the recruitment and development of a diverse and superior talent pool), and morale of and productivity of management. Unless we disclose otherwise in the future, the Compensation Committee intends to employ the methodologies described below when considering future grants of short-term and long-term incentive awards.

Salary

The salary level for each executive officer is based principally on the executive’s responsibilities. As indicated above, while we generally seek to position salaries for our executive officers so that the salary corresponds to the 50th percentile of salaries for comparable executives included in the peer group data provided by our executive compensation consultant, in setting base salaries and determining whether an increase is warranted, the Compensation Committee also gives consideration to:

•	an individual’s experience and skill set;

•	an individual’s performance, which includes the performance of the function(s) for which such individual is responsible against pre-determined functional objectives;

•	prevailing economic conditions, both nationally and within the local region in which the individual works; and

•	internal pay equity.

Taking these considerations into account, we may vary the salary of an individual from the 50th percentile. We believe that base salary is competitive if it is within a range of 10 percent above or 10 percent below the base salary amounts at the 50th percentile for comparable executives, however, we may establish base salary at a level outside this range due to differences in experience, as well as variations in responsibilities, performance and ability.

Based on the peer group data provided by our executive compensation consultant and taking into consideration the responsibilities of each executive officer and his/her performance, which includes the performance of the function(s) for which such officer is responsible against the pre-determined functional objectives, and his/her overall compensation as set forth on the tally sheets, we adjusted the named executive officers’ base salaries paid in 2008 by the percentages indicated in the chart below.

Name	Adjusted Salary	Percentage Increase
Armando Anido	$510,000	11.1%
James E. Fickenscher	$323,000	7.7%
Jyrki Mattila, M.D., Ph.D.	$338,000	4%
Jennifer Evans Stacey, Esq.	$321,800	9%
Roger D. Graham, Jr.	$327,450	3%

The 2008 salary adjustment for Mr. Anido was in recognition of his strong performance and contributions to the Company’s performance in 2007. With respect to 2008 base salaries, the Compensation Committee determined that a 3% merit increase for Mr. Graham was appropriate as he had only been with the Company since March 2007 and in light of the comparative peer group data. The Compensation Committee approved the 4% merit increases for all other named executive officers and approved the additional salary adjustments of 3.7% and 5% for Mr. Fickenscher and Ms. Stacey, respectively, in consideration of the comparative peer group data and their performance and contributions to the Company in 2008.

Short-Term Incentive Awards

Our short-term incentive awards, or bonuses, are cash payments based upon:

•	our annual financial and operational performance; and

•	each executive’s performance, which includes the performance of the function(s) for which such officer is responsible, against pre-determined functional objectives.

We believe that our short-term incentive program motivates our executives to meet and exceed the functional objectives defined by our Chief Executive Officer, or CEO, but does not encourage an executive to take undue or unnecessary risk. Our annual corporate goals as established by our Board.

To determine bonuses for performance in fiscal 2008, the Compensation Committee reviewed peer group data regarding the percentage of salary payable as annual bonuses upon achievement of target goals for comparable executives in order to establish compensation that rewards performance and serves to retain key contributors. We targeted total cash (base salary plus bonus at the 50th percentile with the opportunity to earn up to the 75th percentile based upon performance. We accrue short-term incentive awards for each executive officer, so those amounts are reflected in our financial statements for the year ended December 31, 2008 although they are paid in the first quarter of 2009.

In February 2008, the Compensation Committee approved the 2008 Bonus Plan (in which all employees are eligible to participate). The plan was intended to motivate employees to achieve 2008 business goals designed to yield increased stockholder value, allow us to attract and retain quality employees by remaining competitive in the local employment market and reinforce a pay-for-performance culture.

An employee’s target bonus is calculated by multiplying the employee’s gross earnings in 2008 less any bonus paid in 2008 (“2008 base earnings”) by the specified percentage that is the employee’s target bonus percentage. 75% of each executive officer’s bonus potential is based on the Corporate Achievement Factor and the remaining 25% is based on the Functional Achievement Factor. However, 100% of the CEO’s bonus potential is based on the Corporate Achievement Factor, and his employment agreement specifies that his bonus can range from 0% to 200% of target. The “Corporate Achievement Factor” is determined by the Compensation Committee based on its review of achievements under the 2008 Bonus Plan. The “Functional Achievement Factor” is recommended by the CEO and determined and approved by the Compensation Committee based on performance against functional objectives established at the beginning of each year. The Corporate and Functional Achievement Factors each can range from 0% to 150% based on evaluation of performance. The Corporate Achievement Factor under the 2008 Bonus Plan was based on the following weighted metrics, reflecting financial and operational objectives approved by our Board:

•	30% weighting for revenue derived from Testim® sales in fiscal 2008, and

•	50% weighting for our completion of specified research and development milestones for XIAFLEX in fiscal 2008, and

•	20% weighting for general corporate objectives, including net loss in fiscal 2008.

In early 2009, the Compensation Committee assessed the performance of the Company against these metrics and determined that awards under the 2008 Bonus Plan should be paid out using a 105% Corporate Achievement Factor for the reasons discussed in the “Executive Summary” above. The 2008 Bonus Plan was established in February 2008 and no changes were made to the plan during the course of the year.

In order to determine the total short-term incentive award to each executive officer for performance in 2008, the Compensation Committee, at its February 25, 2009 meeting, reviewed and considered:

•	the CEO’s review of each executive officer against functional objectives;

•	the officer’s self-evaluation of performance in 2008 against functional objectives;

•	with respect to the CEO, his self-evaluation and feedback on the CEO’s performance from the Board of Directors;

•	the complexity of an individual’s position;

•	new product development;

•	improvements in operational efficiencies;

•	contributions to strategically important goals; and

•	other considerations that the Compensation Committee deemed relevant with respect to a particular individual.

The Functional Achievement Factor for each named executive officer under the 2008 Bonus Plan was based on the performance of the functions for which each named executive officer is responsible against objectives agreed with the CEO at the beginning of 2008. These functional objectives are intended to align with the financial and operational objectives set forth in the 2008 Bonus Plan so that each function is providing the support necessary to achieve such objectives.

•	Mr. Fickenscher is responsible for Finance, Investor Relations, Information Technologies and Facilities. His 2008 functional objectives related to:

-	Achieving our full year financial goals and ensuring that our cash requirements are maintained throughout the year;

-	Handling communications with the investment community and refining the Investor Relations function;

-	Preparing and implementing the strategic plan regarding the information technology capabilities and requirements necessary to support the anticipated growth of Auxilium for the next five years; and

-	Developing and implementing process improvements designed to increase internal customer satisfaction with information systems and to ensure that data and information systems are properly protected.

•	Mr. Graham is responsible for Sales and Marketing. His 2008 functional objectives related to:

-	Worldwide sales growth;

-	Developing annual business plans for Testim and XIAFLEX;

-	Developing a plan for XIAFLEX in Europe; and

-	Assessing and enhancing our Sales and Marketing functions.

•	Dr. Mattila is responsible for Business Development, Product Development and Manufacturing. His 2008 functional objectives related to:

-	Furthering the Regulatory development of XIAFLEX for Dupuytren’s contracture, Peyronie’s disease and Frozen Shoulder Syndrome;

-	Manufacturing batches of XIAFLEX at our Horsham facility for the biologics license application submission;

-	Oversee manufacturing of Testim;

-	Preparing for potential European out licensing of XIAFLEX;

-	Identifying and negotiating with ex-North American partners for Testim; and

-	Developing a revised strategy for our transmucosal film delivery technology.

•	Ms. Stacey is responsible for Legal, Human Resources and corporate governance as Secretary to the Board. Her 2008 functional objectives related to:

-	Oversight of regulatory compliance;

-	Management of intellectual property matters;

-	Providing legal support for licensing relationships, commercial transactions and financing opportunities;

-	Continuing the development and implementation of our Performance Management and Development Process and developing the process for succession planning; and

-	Enhancing the recruitment and staffing process.

The Compensation Committee assessed the performance of each named executive officer against these metrics and determined that awards under the 2008 Bonus Plan should be paid out using a 100% Functional Achievement Factor for Mr. Fickenscher, a 105% Functional Achievement Factor for Dr. Mattila, a 100% Functional Achievement Factor for Ms. Stacey and a 105% Functional Achievement Factor for Mr. Graham. At its meeting on February 25, 2009, the Compensation Committee awarded the following bonus awards for performance in 2008:

Officer	2008 Cash Bonus	2008 Cash Bonus (as % of 2008 Base Earnings)
Armando Anido	$341,381	68.3%
James E. Fickenscher	$149,100	46.8%
Jyrki Mattila, M.D., Ph.D.	$140,900	41.9%
Jennifer Evans Stacey, Esq.	$131,700	41.5%
Roger D. Graham, Jr.	$153,900	47.2%

(1)

2008 target cash bonuses (as % of 2008 base earnings) for the named executive officers were as follows: 65% for Mr. Anido, 45% for Mr. Fickenscher, 40% for Dr. Mattila, 40% for Ms. Stacey, 45% for Mr. Graham.

At its meeting on February 25, 2009, the Compensation Committee elected to increase Mr. Anido’s target cash bonus for 2009 from 65% to 75% of his base earnings in 2009 in consideration of peer group data for total cash compensation for chief executive officers and to pay for performance.

Long-Term Incentive Awards

Our long-term incentive awards are equity awards in the form of grants of stock options, including performance-based options and performance-based restricted stock. Our long-term incentive awards are based upon corporate objectives and functional objectives for the executive officer. We believe that providing our executive officers with equity awards aligns their interest with those of our stockholders.

To determine long-term incentive awards for performance in fiscal 2008, our Compensation Committee reviewed peer group data regarding long-term incentive awards to executives at the comparator companies. The Compensation Committee generally seeks to position long-term incentive awards for our executive officers so that the awards correspond between the 60th and 75th percentiles of long-term incentive awards for comparable executives included in the peer group data referenced by our executive compensation consultant, depending upon individual and corporate performance.

Long-term incentive awards are considered an important complement to the elements of our executive officers’ compensation because they align the executives’ interests with stockholders’ interests. A principal factor influencing the market price of our stock is our performance as reflected in our sales, earnings, cash flow and other results. By granting stock options and restricted stock to our executive officers, we believe our executive officers are encouraged to increase stockholder value because the value of the stock option is dependent on the market performance of our common stock following the date of grant. The decision as to whether to grant options is made after an evaluation of what form or mix of equity instruments is needed as a retention/incentive tool for the individual executive based upon industry practice, market conditions and the nature of the individual’s expertise at the time the award is considered. Our stockholders have approved the plans under which such awards are made. The exercise price of our option grants equals the closing market price of our stock on the date of such grant, and the effective date of the grant is the date of the meeting of the Compensation Committee at which the grants are approved. With respect to a newly hired executive, his or her employment agreement, which is approved by the Compensation Committee, specifies that any grant of stock options or restricted stock is effective on the effective date of the employment agreement and that the exercise price of the option grant equals the closing market price of our stock on the date of such grant. The standard options granted by the Compensation Committee generally vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting is based solely on the passage of time and is not performance based. We believe that this vesting period provides a meaningful incentive to our executive officers to continue their employment with us. The performance-based options have a different vesting schedule with graded vesting over two and a half years. Performance-based options begin to vest only if a specified metric is deemed to be achieved by the Compensation Committee. We select a goal that is closely linked to creation of stockholder value as the performance metric, thereby aligning the goals of the executive with those of the Company.

Options will only yield income to the executive if the market price of our stock is greater at the time of exercise than it was on the date of grant. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until a specified date set forth in the executive officer’s employment agreement. Further, awards of performance-based restricted stock do not vest until a goal specified by the Compensation Committee is achieved, and they are subject to forfeiture restrictions until specified dates set by the Compensation Committee. Grants of options and awards of restricted stock provide inducements to the executive officers to remain with us over the long-term, enhance corporate performance and, correspondingly, enhance stockholder value. We do not have stock ownership guidelines or holding requirements.

When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such grants or awards, for fiscal 2008 the Compensation Committee considered:

•	peer group data;

•	the Compensation Committee’s assessment of each individual’s contribution to the long-term health and growth of Auxilium during fiscal 2008;

•	retention considerations;

•	the Compensation Committee’s experience with the competitive labor market in our industry; and

•

any other considerations that the Compensation Committee deemed relevant with respect to a particular individual, including the accomplishment of operational missions, new product development, improvements in operational efficiencies and contributions to strategically important goals.

At its meeting on February 25, 2009, the Compensation Committee approved the following “standard” nonqualified stock option awards to the Company’s named executive officers (“2009 Stock Option Awards”):

Executive Officer	Title	# of Shares Underlying Standard Nonqualified Stock Option Award (1)
Armando Anido	Chief Executive Officer and President	75,000
James E. Fickenscher	Chief Financial Officer	30,900
Jyrki Mattila, M.D., Ph.D.	Executive Vice President, Business Development, Product Development and Technical Operations	30,900
Jennifer Evans Stacey, Esq.	Executive Vice President, General Counsel, Human Resources and Secretary	30,900
Roger D. Graham, Jr.	Executive Vice President, Sales and Marketing	30,900

(1)

Each “standard” nonqualified stock option award (i) has an exercise price of $28.50 per share, which was the closing price of the Company’s common stock on the date of grant and (ii) vests 25% on February 25, 2010 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter. The “standard” nonqualified stock option awards are governed by the Company’s 2004 Equity Compensation Plan, as amended and restated on June 13, 2007, and standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company, a copy of which was previously filed with the SEC.

At its meeting on February 25, 2009, the Compensation Committee approved grants of performance-based restricted stock for our named executive officers. Each “performance-based” restricted stock will accrue (subject to vesting) (i) based on non-expedited review of the Biologics License Application (“BLA”) filed on February 27, 2009 with the U.S. Food and Drug Administration (“FDA”) for XIAFLEX for the treatment of Dupuytren’s contracture, on the first commercial sale of XIAFLEX within a reasonable period of time after approval, or (ii) if a Change of Control (as defined in the 2004 Equity Compensation Plan) is consummated on or before the date of launch in (i) above and the Committee determines that it is reasonably likely that the performance goal set forth in (i) would have been achieved during such period if not for the Change of Control. In such event, Mr. Anido would receive 18,000 to 26,999 shares and the other named executive officers 7,000 to 10,499 shares, as determined by the Committee in its sole discretion, based on the timing of launch. Mr. Anido and the named executive officers will receive up to an incremental 50% in the event that the FDA grants expedited review, approves XIALFEX within the expedited timeframe and the Company launches the product shortly thereafter. However, in the event that approval and/or launch of XIAFLEX is delayed into the third quarter of 2010, Mr. Anido and named executive officers will receive up to 50% less than the targeted amount, but if performance is not achieved until after the third quarter of 2010, the named executive officers will not receive any portion of the restricted stock award.

These awards will (i) vest 33 1/3% on the date on which the Performance Goal is achieved with the balance vesting in two equal installments thereafter on the first and second anniversary of the date on which the Performance Goal is achieved, and (ii) be governed by the Company’s 2004 Equity Compensation Plan and standard form restricted stock grant agreement, including provision for immediate vesting upon a change of control of the Company.

Employment Agreements and Potential Payments Upon Termination or a Change of Control

Employment Agreements

We have entered into employment agreements with each of our executive officers. These agreements set forth the terms of the named executive officer’s employment and provide severance benefits upon certain types of termination of employment. These agreements are designed to be a part of a competitive compensation package. We believe that entering into severance arrangements with our executive officers provides financial security to an executive officer in the event the executive officer is terminated without cause by providing a meaningful payment to the executive officer. Each executive officer’s employment agreement also provides for certain payments and benefits upon a change of control if the executive’s employment is terminated without cause or for disability or the executive resigns for “good reason” within a specified period following the consummation of such change of control. We believe that entering into change of control arrangements with our executive officers promotes management stability during a period of uncertainty. Absent such arrangements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. See “Potential Payments Upon Termination or Change of Control” below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control.

Additionally, the employment agreements include non-competition, confidentiality, development assignment and non-solicitation covenants.

Potential Payments Upon Termination or Change of Control

The employment agreements with our named executive officers provide for payments and other benefits if we terminate the named executive officer’s employment without cause or for disability, or if the named executive officer terminates employment for “good reason” upon or within one year after a change in control for our Chief Executive Officer and Executive Vice President of Sales and Marketing or two years after a change in control for our Chief Financial Officer, Executive Vice President of Business Development, Product Development and Technical Operations, and Executive Vice President, General Counsel, Human Resources and Secretary. The agreements also provide that if a change in control occurs and change in control payments are subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) we will make additional payments to reimburse the executive for the excise and related taxes imposed under the Code. See “Potential Payments Upon Termination or Change in Control” below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

Each of the named executive officer’s employment agreements may be terminated by us at any time for cause or upon 30 days written notice without cause. Under the agreements, if a named executive officer’s employment ends for any reason, we will pay accrued compensation and benefits. If we terminate the employment of any of these executives without cause, or due to their disability, we will be obligated to pay to that named executive officer severance equal to nine months of the named executive officer’s base salary, and in the case of our Executive Vice President of Sales and Marketing, severance equal to nine months of base salary plus bonus, and in the case of our Chief Executive Officer, twelve months of his base salary plus bonus, payable in equal monthly installments. In addition, we would be obligated to pay for continued participation in our group medical, dental and prescription drug programs during the applicable nine-month or twelve-month period after termination of employment or obtain comparable benefits at our cost. Additionally, all outstanding stock options and stock awards held by the named executive officer at the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the named executive officer had remained employed during the severance period, except in the case of our Chief Financial Officer, Executive Vice President of Business Development, Product Development and Technical Operations and Executive Vice President of Sales and Marketing who have 90 days from the date of termination to exercise any stock options and awards vested as of that date.

For purposes of the employment agreements, cause is defined generally to mean:

•	conviction of, or a plea of guilty to, a felony;

•	intentional and continual failure by the executive to perform his or her material duties, which failure has continued for 30 days after written notice is given to the named executive officer;

•	willful misconduct; or

•	material breach by the executive of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

The employment agreements also provide for payments and other benefits if we terminate the named executive officer’s employment without cause or for disability, or if the named executive officer terminates employment for “good reason” upon or within one year after a change in control for our Chief Executive Officer and Executive Vice President of Sales and Marketing or two years after a change in control for our Chief Financial Officer, Executive Vice President of Business Development, Product Development and Technical Operations, and Executive Vice President, General Counsel, Human Resources and Secretary. In such event, the named executive officer will be entitled to the following change of control severance benefits:

•	a lump sum payment equal to:

•	1.5 times base salary plus 1.5 times average annual bonus in the case of our Chief Executive Officer; ; or

•	1.25 times the named executive officer’s base salary plus 1.25 times the named executive officer’s average annual bonus in the case of our other named executive officers;

•

continued participation, at our cost, in our group medical, dental and prescription drug programs during the applicable 15-month or 18-month period after termination of employment or payment to obtain comparable benefits at our cost; and

•	immediate vesting of all outstanding options and stock awards.

The agreements also provide that if a change in control occurs and change in control payments are subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) we will make additional payments to reimburse the executive for the excise and related taxes imposed under the Code. See “Tax Considerations” below for further information regarding the excise tax reimbursement. See the table entitled “Potential Payments Upon Termination or Change in Control” on page 43.

For purposes of the employment agreements, good reason includes a substantial reduction of the named executive officer’s duties and responsibilities, relocation to a place of employment more than 50 miles from the named executive officer’s previous place of employment or material reduction in the named executive officer’s base salary. In general, a change of control includes:

•	the acquisition of more than 50% of our outstanding voting securities by any person, entity or group;

•	a merger, unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	a sale of all or substantially all of our assets; and

•

if, after the date on which the agreements are entered into, directors are elected to our board of directors such that a majority of the members of our board of directors will have been members of our board of directors for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Tax Considerations

Under section 162(m) of the Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. While we believe that all compensation paid to our executives in 2008 was deductible, some portion of compensation paid in future years may not be deductible as a result of section 162(m).

In the event of a change in control, payments to a named executive officer may be subject to an excise tax, and may not be deductible by us, under sections 280G and 4999 of the Code. The employment agreements require that we make additional payments to the named executive officers to reimburse them for excise tax imposed by section 4999 of the Code, as well as other taxes in respect of the additional payments. The employment agreements were implemented to motivate the named executive officers to increase stockholder value while remaining employed by us. We believe that these incentives would be frustrated by the possible imposition of significant excise taxes on the named executive officers, and we did not wish to have the provisions of the named executive officers’ agreements serve as a disincentive to their pursuit of a change in control that might otherwise be in our best interests and those of our stockholders. Accordingly, we decided to provide a payment to reimburse the executives for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement. See the table entitled “Potential Payments Upon Termination or Change in Control” on page 43.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Oliver S. Fetzer, Ph.D., Chairman

Philippe O. Chambon, M.D., Ph.D.

Rolf A. Classon

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)		All Other Compensation (4) ($)	Total ($)
Armando Anido	2008	500,192	—		391,031	1,328,449	341,381		12,023	2,573,076
Chief Executive Officer, President and Director	2007	457,269	—		389,969	867,896	280,000		10,884	2,006,018
	2006	199,038	146,250	(5)	179,489	293,770	7,313	(5)	83,237	909,098

James Fickenscher	2008	318,577	—		29,913	492,966	149,100		4,782	995,338
Chief Financial Officer	2007	296,673	—		29,837	264,065	127,000		4,355	721,930
	2006	277,362	—		29,832	135,972	145,000		6,299	594,465

Jyrki Mattila, M.D., Ph.D.	2008	335,500	—		9,593	490,687	140,900		5,532	982,212
Executive Vice President, Business Development, Product Development and Technical Operations	2007	323,654	—		22,305	265,543	121,000		5,986	738,488
	2006	315,231	—		21,600	141,847	115,000		7,180	600,858

Jennifer Evans Stacey, Esq.	2008	316,646	—		—	490,853	131,700		5,134	944,333
Executive Vice President, General Counsel, Human Resources and Secretary	2007	291,274	—		—	261,883	111,000		4,859	669,016
	2006	267,846	—		—	143,530	130,000		6,507	547,883

Roger D. Graham Jr.	2008	325,705	—		50,279	384,098	153,900		10,016	923,998
Executive Vice President, Sales and Marketing	2007	244,615	—		39,567	130,838	133,000		4,918	552,938

(1)

This column shows the amount we have expensed during 2008 under SFAS 123R for all outstanding restricted stock awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2008. These award fair values have been determined based on the assumptions set forth in our 2008 Consolidated Financial Statements (Note 12, Page 102) in our Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(2)

This column shows the amount we have expensed during 2008 under SFAS 123R for all outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2008. These award fair values have been determined based on the assumptions set forth in our 2008 Consolidated Financial Statements (Note 12, Page 102) in our Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(3)

This column shows the payments for 2008 performance that were approved by the Compensation Committee in February 2009 and made in March 2009 under the Company’s 2008 Bonus Plan described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(4)

The amounts in this column include Company matching contributions under the Company’s 401(k) Plan, term life and disability insurance premiums and gross ups for the payment of taxes paid by the Company for the benefit of each officer. The amounts for 2008 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Gross Ups for the Payment of Taxes ($)
Anido	3,450	648	1,685	6,240
Fickenscher	1,984	648	1,435	715
Mattila	2,628	648	1,541	715
Stacey	2,336	648	1,435	715
Graham	2,300	648	1,474	5,594

(5)	Mr. Anido’s total bonus for 2006 under the 2006 Bonus Plan was $153,563. Pursuant to his employment agreement, he was guaranteed a minimum bonus of $146,250.

Grants of Plan-Based Awards

The table below sets forth certain information with respect to non-equity incentive plan awards, stock awards and option granted during the fiscal year ended December 31, 2008 to each of our named executive officers listed in the Summary Compensation Table above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)		Maximum (#)
Anido	2/22/2008	—	—	—	—	—		—		—	60,000	(6)	32.72	990,600
	2/22/2008	—	—	—	0	40,000	(7)	60,000	(7)	—	—		32.72	663,600
	—	0	325,125	650,250	—	—		—		—	—		—	—

Fickenscher	2/22/2008	—	—	—	—	—		—		—	30,000	(6)	32.72	495,300
	2/22/2008	—	—	—	0	20,000	(8)	30,000	(8)	—	—		32.72	331,800
	—	0	143,360	215,039	—	—		—		—	—		—	—

Mattila	2/22/2008	—	—	—	—	—		—		—	30,000	(6)	32.72	495,300
	2/22/2008	—	—	—	0	20,000	(8)	30,000	(8)	—	—		32.72	331,800
	—	0	134,200	201,300	—	—		—		—	—		—	—

Stacey	2/22/2008	—	—	—	—	—		—		—	30,000	(6)	32.72	495,300
	2/22/2008	—	—	—	0	20,000	(8)	30,000	(8)	—	—		32.72	331,800
	—	0	126,658	189,988	—	—		—		—	—		—	—

Graham	2/22/2008	—	—	—	—	—		—		—	30,000	(6)	32.72	495,300
	2/22/2008	—	—	—	0	20,000	(8)	30,000	(8)	—	—		32.72	331,800
	—	0	146,567	219,851	—	—		—		—	—		—	—

(1)	These columns show the threshold, target and maximum payouts for 2008 performance under the Company’s 2008 Bonus Plan.

(2)

The awards shown in these columns are the number of performance-based stock options granted under the Company’s 2004 Equity Compensation Plan on February 22, 2008, as described in footnotes (7) and (8) below.

(3)

This column shows the full grant date fair value of stock options under SFAS 123R granted to all named executive officers, in 2008. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. With respect to performance-based stock options referred to in Note (7) below, the grant date fair value is based on the performance options that accrued on February 27, 2009.

(4)

The amounts in this column were calculated by multiplying each executive’s gross earnings in 2008 less any bonus paid in 2008 by that executive’s bonus target percentage as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(5)

The amounts shown in this column were calculated by multiplying the executive’s Target payout by 150% in the case of Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham; and by 200% in the case of Mr. Anido, as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(6)

The amounts shown are the number of stock options granted to the named executive officers under the Company’s 2004 Equity Compensation Plan. The options vest 25% on the first anniversary of the date of grant with the balance vesting in three equal annual installments thereafter.

(7)

The amounts shown are the number of performance-based stock options granted to Mr. Anido under the Company’s 2004 Equity Compensation Plan. The options were granted on February 22, 2008 and 40,000 of these options accrued (subject to vesting) on February 27, 2009 upon the satisfaction of certain performance criteria established in 2008, specifically the filing of the Biologics License Application (BLA) for XIAFLEX for the treatment of Dupuytren’s contracture. These options vest 33-1/3% on December 27, 2009 (the 10-month anniversary of the date the performance criteria was met) with the balance vesting in two equal installments on each of October 27, 2010 and August 27, 2011. An additional 20,000 options may be awarded in the event that certain additional performance criteria are satisfied related to the BLA filing.

(8)

The amounts shown are the number of performance-based stock options granted to Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham under the Company’s 2004 Equity Compensation Plan. The options were granted on February 22, 2008 and 20,000 of these options accrued (subject to vesting) on February 27, 2009 upon the satisfaction of certain performance criteria established in 2008, specifically the filing of the Biologics License Application (BLA) for XIAFLEX for the treatment of Dupuytren’s contracture. These options vest 33-1/3% on December 27, 2009 (the 10-month anniversary of the date the performance criteria was met) with the balance vesting in two equal installments on each of October 27, 2010 and August 27, 2011. An additional 10,000 options may be awarded in the event that certain additional performance criteria are satisfied related to the BLA filing.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2008.

		Option Awards						Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (14) ($)
Anido	7/17/2006	—	—	—	—	—		120,000	(2)	3,412,800
	7/17/2006	250,000	250,000	—	7.81	7/17/2016	(1)	—		—
	2/23/2007	21,000	63,000	—	13.16	2/23/2017	(7)	—		—
	2/23/2007	12,000	24,000	—	13.16	2/23/2017	(8)	—		—
	2/22/2008	—	60,000	—	32.72	2/22/2018	(11)	—		—
	2/22/2008	—	40,000	20,000	32.72	2/22/2018	(12)	—		—
Fickenscher	5/18/2005	—	—		—	—		10,000	(3)	284,400
	5/18/2005	75,000	25,000		4.78	5/18/2015	(4)	—		—
	6/6/2006	30,000	30,000		9.15	6/6/2016	(5)	—		—
	2/23/2007	10,000	30,000		13.16	2/23/2017	(7)	—		—
	2/23/2007	3,333	6,667		13.16	2/23/2017	(8)	—		—
	2/22/2008	—	30,000		32.72	2/22/2018	(11)	—		—
	2/22/2008	—	20,000	10,000	32.72	2/22/2018	(13)	—		—
Mattila	3/16/2005	—	26,250		5.36	3/16/2015	(6)	—		—
	6/6/2006	—	22,500		9.15	6/6/2016	(5)	—		—
	2/23/2007	—	26,250		13.16	2/23/2017	(7)	—		—
	2/23/2007	5,000	10,000		13.16	2/23/2017	(8)	—		—
	2/22/2008	—	30,000		32.72	2/22/2018	(11)	—		—
	2/22/2008	—	20,000	10,000	32.72	2/22/2018	(13)	—		—
Stacey	3/16/2005	77,500	27,500		5.36	3/16/2015	(6)	—		—
	6/6/2006	22,500	22,500		9.15	6/6/2016	(5)	—		—
	2/23/2007	10,000	30,000		13.16	2/23/2017	(7)	—		—
	2/23/2007	3,333	6,667		13.16	2/23/2017	(8)	—		—
	2/22/2008	—	30,000		32.72	2/22/2018	(11)	—		—
	2/22/2008	—	20,000	10,000	32.72	2/22/2018	(13)	—		—
Graham	3/19/2007	—	—		—	—		12,000	(10)	341,280
	3/19/2007	22,500	67,500		13.39	3/19/2017	(9)	—		—
	2/22/2008	—	30,000		32.72	2/22/2018	(11)	—		—
	2/22/2008	—	20,000	10,000	32.72	2/22/2018	(13)	—		—

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.

(1)	The shares underlying this option vested 25% on each of July 17, 2007 and July 17, 2008 with the balance vesting in two equal annual installments thereafter.

(2)	The restrictions on these shares will lapse as follows: (i) 40,000 shares on July 17, 2009, and (ii) 80,000 shares on July 17, 2010.

(3)	The restrictions on these shares will lapse on May 18, 2009.

(4)	The shares underlying this option vested 25% on each of May 18, 2006, May 18, 2007 and May 18, 2008 with the balance vesting on May 18, 2009.

(5)	The shares underlying this option vested 25% on each of June 6, 2007 (one year after the date of grant) and June 6, 2008 with the balance vesting in two equal annual installments thereafter.

(6)	The shares underlying this option fully vested 25% on each of March 16, 2006, March 16, 2007, and March 16, 2008 with the balance vesting on March 16, 2009.

(7)	The shares underlying this option vested 25% on each of February 23, 2008 and February 23, 2009 with the balance vesting in two equal annual installments thereafter.

(8)

The shares underlying this option vested 33-1/3% on September 19, 2008 (one year after the date that the performance criteria were satisfied) with the balance vesting in two equal annual installments thereafter.

(9)	The shares underlying this option vested 25% on March 19, 2008 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.

(10)	The restrictions on these shares will lapse as follows: (i) 3,000 shares on March 19, 2009, (ii) 3,000 shares on March 19, 2010, and (iii) 6,000 shares on March 19, 2011.

(11)	The shares underlying this option will vest 25% on February 22, 2009 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.

(12)

40,000 shares underlying this option will accrue (subject to vesting) on February 27, 2009 upon the satisfaction of certain performance criteria established in 2008, specifically the filing of the Biologics License Application (BLA) for XIAFLEX for the treatment of Dupuytren’s contracture. These options vest 33-1/3% on December 27, 2009 (the 10-month anniversary of the date the performance criteria was met) with the balance vesting in two equal installments on each of October 27, 2010 and August 27, 2011. An additional 20,000 options may be awarded in the event that certain additional performance criteria are satisfied related to the BLA filing.

(13)

20,000 shares underlying this option will accrue (subject to vesting) on February 27, 2009 upon the satisfaction of certain performance criteria in established 2008, specifically the filing of the Biologics License Application (BLA) for XIAFLEX for the treatment of Dupuytren’s contracture. These options vest 33-1/3% on December 27, 2009 (the 10-month anniversary of the date the performance criteria was met) with the balance vesting in two equal installments on each of October 27, 2010 and August 27, 2011. An additional 10,000 options may be awarded in the event that certain additional performance criteria are satisfied related to the BLA filing.

(14)	For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2008, the last trading day of fiscal 2008, which closing price was $28.44.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the named executive officers during 2008 and vesting of restricted stock held by the named executive officers during 2008.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Anido	—	—	40,000	(2)	1,486,800
Fickenscher	—	—	10,000	(3)	305,100
Mattila	197,840	5,106,282	2,880	(4)	104,083
Stacey	5,000	111,172	—		—
Graham	—	—	3,000	(5)	74,940

(1)	Amounts reflect the market value of the stock on the day the stock vested or the first business day after the vesting date in the event that the vesting date was not a business day.

(2)	16,032 shares of common stock, representing $595,909, were withheld to satisfy tax withholding requirements.

(3)	2,608 shares of common stock, representing $91,776, were withheld to satisfy tax withholding requirements.

(4)	1,186 shares of common stock, representing $41,735, were withheld to satisfy tax withholding requirements.

(5)	903 shares of common stock, representing $22,557, were withheld to satisfy tax withholding requirements.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation to each of the named executive officers pursuant to each executive’s employment agreement in the event of termination of such executive’s employment without cause or in the event of a change in control, described in detail in “Ongoing and Post-Employment Agreements,” “Potential Payments Upon Termination or Change in Control,” and “Tax Considerations” in the Compensation Discussion and Analysis. The amount of compensation payable to each named executive officer upon termination without cause and upon termination for good reason following a change in control is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause				Change in Control
Name	Severance ($) (1)	Healthcare Benefits ($) (2)	Stock Award Acceleration ($) (3)	Total ($)	Severance ($) (4)	Healthcare Benefits ($) (5)	Stock Award Acceleration ($) (6)	Excise Tax Gross-Up ($) (7)	Total ($)
Anido	790,000	19,889	4,220,590	5,030,479	1,185,000	29,834	9,899,660	920,195	12,034,689
Fickenscher	242,250	14,917	—	257,167	573,750	24,862	2,014,867	—	2,613,479
Mattila	253,500	14,917	—	268,417	570,000	24,862	1,593,775	—	2,188,637
Stacey	241,350	14,917	1,055,446	1,311,713	552,875	24,862	1,628,992	—	2,206,729
Graham	356,200	14,917	—	371,117	593,666	24,862	1,357,155	—	1,975,683

(1)

Mr. Anido would be entitled to receive twelve months of base salary and twelve months of bonus (equal to the higher of the average of the last two years or the most recent bonus) in the event of termination without cause pursuant to his employment agreement. Mr. Graham would be entitled to receive nine months of base salary and a bonus payment equal to 30% of his then base salary in the event of termination without cause pursuant to his employment agreement. Each of Mr. Fickenscher, Dr. Mattila and Ms. Stacey would be entitled to receive nine months of base salary in the event of termination without cause pursuant to his/her employment agreement.

(2)	Each of Mr. Anido, Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham would be entitled to receive health benefits during his/her respective severance period.

(3)

Mr. Anido’s employment agreement and Ms. Stacey’s employment agreement state that all outstanding stock options and stock awards held on the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the executive had remained employed during the severance period. Mr. Anido’s severance period is 12 months and Ms. Stacey’s is nine months. For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2008, the last trading day of fiscal 2008, which closing price was $28.44.

(4)

Mr. Anido would receive 1.5 times his base salary and average annual bonus paid for the two preceding fiscal years in the event of termination after a change in control (18 months’ severance). Each of Mr. Fickenscher, Dr. Mattila and Ms. Stacey would receive 1.25 times base salary and average annual bonus paid for the two preceding fiscal years in the event of termination after a change in control (15 months’ severance). Mr. Graham would receive 1.25 times his base salary (15 months’ severance) and 1.25 times a bonus payment equal to 45% of his then base salary in the event of termination after a change in control.

(5)	Each of Mr. Anido, Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham would be entitled to receive health benefits during his/her respective severance period.

(6)	For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2008, the last trading day of fiscal 2008, which closing price was $28.44.

(7)	Calculated in accordance with Section 280G of the IRS Code.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2008, members of our Compensation Committee were Dr. Oliver Fetzer (Chairman), Dr. Chambon, and Mr. Classon. None of our executive officers served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. No member of our Compensation Committee has ever been our employee. The issuance of options to members of our Compensation Committee is discussed herein under the heading “Director Compensation.”

INFORMATION ABOUT STOCK OWNERSHIP,

AND EQUITY COMPENSATION PLAN

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us concerning the beneficial ownership of our common stock as of April 16, 2009 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each executive officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 16, 2009 are considered outstanding. These shares, however, are not considered outstanding as of April 16, 2009 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 42,686,650 shares of our common stock outstanding on April 16, 2009.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(i) Certain Beneficial Owners:

FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	6,338,503	14.8%

Felix J. Baker and Julian C. Baker (3) 667 Madison Avenue New York, New York 10065	4,121,232	9.7%

Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	3,727,448	8.7%

Federated Investors, Inc. (5) 5800 Corporate Drive Pittsburgh, Pennsylvania 15222	3,649,128	8.5%

Sectoral Asset Management Inc. (6) 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4, Canada	2,855,224	6.7%

Sprout Capital IX, L.P. (7) 11 Madison Avenue, 13th Floor New York, New York 10010	2,724,239	6.2%

Palo Alto Investors, LLC (8) 470 University Avenue Palo Alto, California 94301	2,596,886	6.1%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, LLC (9) 400 Howard Street San Francisco, CA 94105	2,278,194	5.3%

Pictet & CIE Europe SA (10) 1 Boulevard Royal Luxembourg, Luxembourg L-2016 N4 999999999 467171	2,141,192	5.0%

(ii) Directors (which includes all nominees) and executive officers:

Al Altomari (11)	45,000	*
Armando Anido (12)	460,924	*
Edwin A. Bescherer, Jr. (13)	100,600	*
Philippe O. Chambon, M.D., Ph.D. (14)	2,724,239	6.2%
Rolf A. Classon (15)	216,303	*
Anthony DelConte, M.D (16).	22,500	*
Oliver S. Fetzer, Ph.D. (17)	62,103	*
James E. Fickenscher (18)	193,100	*
Renato Fuchs, Ph.D. (19)	30,550	*
Roger D. Graham, Jr. (20)	58,294	*
Dennis Langer, M.D., J.D. (21)	30,622	*
Jyrki Mattila, M.D., Ph.D. (22)	70,849	*
William T. McKee	0	*
Jennifer Evans Stacey, Esq. (23)	170,128	*

(iii) All Directors and executive officers as a group (14 persons) (24)	4,185,212	9.3%

*	Less than 1%

(1)	Unless otherwise provided, all addresses should be care of Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355.

(2)

The information for FMR Corp. and its affiliates was obtained from Schedule 13G filed by FMR Corp. with the SEC on February 17, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(3)

The information for Felix J. Baker and Julian C. Baker was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on February 17, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(4)

The information for Wellington Management Company, LLP and its affiliates was obtained from Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 17, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(5)

The information for Federated Investors, Inc. and its affiliates was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on February 13, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(6)

The information for Sectoral Asset Management Inc. and its affiliates was obtained from Schedule 13G filed by Sectoral Asset Management Inc with the SEC on February 13, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(7)

Includes 1,658,124 shares and 926,888 shares underlying warrants that are currently exercisable and 75,000 shares underlying options held by Dr. Chambon that are exercisable within 60 days of April 16, 2009. Also includes 11,113 shares and 3,653 shares underlying warrants that are currently exercisable held by Sprout

Entrepreneurs Fund, L.P. and 5,910 shares and 1,942 shares underlying warrants that are currently exercisable held by DLJ Capital Corporation. DLJ Capital Corporation is the general partner of Sprout Entrepreneurs Fund, L.P. and the managing general partner of Sprout Capital IX, L.P. and, as such, makes all of the investment decisions on behalf of Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. DLJ Capital Corporation is a Delaware corporation and a wholly owned subsidiary of Credit Suisse (USA), Inc., a Delaware corporation and wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc., a Delaware corporation. Also includes 32,000 shares and 9,609 shares underlying warrants that are currently exercisable held by Dr. James Niedel, a Managing Director of New Leaf. Dr. Chambon and Dr. Niedel disclaims beneficial ownership of securities held by DLJ Capital Corporation, Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. except to the extent of their respective pecuniary interests therein.

(8)

The information for Palo Alto Investors, LLC was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on February 17, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(9)

The information for Barclays Global Investors, LLC and its affiliates was obtained from Schedule 13G filed by Barclays Global Investors, LLC with the SEC on February 5, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(10)

The information for Pictet & CIE Europe SA and its affiliates was obtained from Schedule 13G filed by Pictet & CIE Europe SA with the SEC on March 6, 2009 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(11)	Represents shares underlying options that are exercisable within 60 days of April 16, 2009.

(12)	Includes 120,000 shares of restricted common stock and 289,000 shares underlying options that are exercisable within 60 days of April 16, 2009.

(13)	Includes 85,000 shares underlying options that are exercisable within 60 days of April 16, 2009.

(14)

Consists of securities beneficially owned by Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and DLJ Capital Corporation. See footnote 3. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. Dr. Chambon disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(15)	Includes 210,000 shares underlying options that are exercisable within 60 days of April 16, 2009.

(16)	Represents shares underlying options that are exercisable within 60 days of April 16, 2009.

(17)	Includes 60,000 shares underlying options that are exercisable within 60 days of April 16, 2009.

(18)	Includes 10,000 shares of restricted common stock and 167,400 shares underlying options that are exercisable within 60 days of April 16, 2009.

(19)	Includes 30,000 shares underlying options that are exercisable within 60 days of April 16, 2009

(20)	Includes 9,000 shares of restricted stock and 45,100 shares underlying options that are exercisable within 60 days of April 16, 2009.

(21)	Includes 30,000 shares underlying options that are exercisable within 60 days of April 16, 2009.

(22)	Includes 58,750 shares underlying options that are exercisable within 60 days of April 16, 2009.

(23)	Includes 142,500 shares underlying options that are exercisable within 60 days of April 16, 2009.

(24)

Includes 139,000 shares of restricted stock, 942,092 shares underlying warrants that are currently exercisable and 1,281,363 shares underlying options that are exercisable within 60 days of April 16, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the company registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the company’s equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our Reporting Persons, except that due to administrative error, late Form 4s were filed by Mr. Anido, Mr. Fickenscher, Mr. Graham and Dr. Mattila on July 17, 2008 regarding the withholding of shares upon the vesting of restricted stock to satisfy tax obligations.

Equity Compensation Plan Information

We have two equity compensation plans: (i) our 2004 Equity Compensation Plan and (ii) our 2006 Employee Stock Purchase Plan. Both plans have been approved by our stockholders. The following table provides information about the securities authorized for issuance under these equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders (1)	4,425,624	(3)	$17.67	1,387,734
Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	4,425,624		$17.67	1,387,734

(1)	Information for our 2006 Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.

(2)	Includes 1,241,772 shares of our common stock issuable under our 2004 Equity Compensation Plan and 145,962 shares issuable under our 2006 Employee Stock Purchase Plan.

(3)

Includes 20,000 options that may be granted to Mr. Anido and 10,000 options that may be granted to each of our other executive officers in the event that certain performance criteria are satisfied related to the BLA filing for XIAFLEX for the treatment of Dupuytren’s contracture.

ADDITIONAL INFORMATION

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 (“Form 10-K”), including financial statements and schedules thereto, but not including exhibits, to each of our stockholders of record on April 16, 2009 and to each beneficial stockholder on that date upon written request made to our Secretary at the address set forth under the heading “Deadline for Submission of Stockholder Proposals for the 2010 Annual Meeting of Stockholders” on page 16. A reasonable fee will be charged for copies of requested exhibits. Our Form 10-K is on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of our home page on the Internet at http://www.auxilium.com under the heading “For Investors—SEC Filings.”

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.

Secretary

Malvern, Pennsylvania

April 30, 2009

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of June 10, 2009

- i -

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of June 10, 2009

The purpose of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Auxilium Pharmaceuticals, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, stock units and other equity-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Auxilium Pharmaceuticals, Inc. 2000 Equity Compensation Plan (the “2000 Plan”) was merged with and into this Plan as of the effectiveness of the registration statement for the Company’s initial public offering, and no additional grants will be made thereafter under the 2000 Plan. Outstanding grants under the 2000 Plan will continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2000 Plan), and the shares with respect to outstanding grants under the 2000 Plan will be issued or transferred under this Plan.

SECTION 1 Administration

(a) Committee. The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee may consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2 Grants

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive

Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock awards as described in Section 6 (“Stock Awards”), stock units as described in Section 7 (“Stock Units”) and other equity-based awards as described in Section 8 (“Other Equity Awards”) (collectively referred to herein as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3 Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 10,650,000 shares. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the 2000 Plan, which has been merged into this Plan.

(b) Limit on Stock Awards, Stock Units and Other Equity Awards. Within the aggregate limit described in subsection (a), the maximum number of shares of Company Stock that may be issued under the Plan pursuant to Stock Awards, Stock Units and Other Equity Awards (other than stock appreciation rights) granted after June 10, 2009 during the term of the Plan is 1,450,000 shares, subject to adjustment as described below.

(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 500,000 shares, subject to adjustment as described below. A Grantee may not accrue Dividend Equivalents during any calendar year in excess of $100,000. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payment relates.

(d) Determination of Authorized Shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan (including options outstanding under the 2000 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any Stock Awards, Stock Units, or Other Equity Awards are forfeited or terminated, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If stock appreciation rights are granted as Other Equity Awards, the full number of shares subject to the stock appreciation rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. To the extent that a Grant (other than a stock appreciation right) is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsections (a) and (b).

(e) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, spinoff, stock split or reverse stock split, or by reason of a combination, reorganization, recapitalization or reclassification affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that may be issued under the sub-limit in Section 3(b) above pursuant to Stock Awards, Stock Units and Other Equity Awards (other than stock appreciation rights), the

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maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan and outstanding Grants, and the price per share of outstanding Grants shall be equitably adjusted by the Committee, as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this subsection (b) or applicable law, including in the event of a Change of Control. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4 Eligibility for Participation

(a) Eligible Persons. All employees of the Company and its subsidiaries, including Employees who are officers or members of the Board (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

SECTION 5 Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange or the

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Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

(ii) In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately

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terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v) If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(vi) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

(B) “Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to other Grants, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean, except as otherwise specified by the Committee, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

(D) “Cause” shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Grantee after written notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of

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exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 12) at such time as may be specified by the Committee.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

SECTION 6 Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 13(a). Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

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(f) Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

SECTION 7 Stock Units

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Requirement of Employment or Service. Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units. Payments with respect to Stock Units may be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 8 Other Equity Awards

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6, 7 and 9 of the Plan) that are based on, measured by or payable in Company Stock, including, without limitation, stock appreciation rights, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

SECTION 9 Dividend Equivalents

The Committee may include in a Grant Instrument with respect to any Grant Dividend Equivalents entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Grant is outstanding, on the shares of Company Stock covered by the Grant as if such shares were then outstanding. The Committee shall determine whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units. The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination, whether they shall be conditioned upon the exercise, vesting or payment of the Grant to which they relate, and such other terms and conditions as the Committee deems appropriate.

SECTION 10 Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered

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“qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 10 shall apply to Grants of Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards that are to be considered “qualified performance-based compensation” under section 162(m) of the Code, unless another exemption from the section 162(m) limitations shall apply.

(b) Performance Goals. When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives.

(c) Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(d) Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards for the performance period shall be forfeited or shall not be made, as applicable. Any Grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the Grant Instrument.

(e) Death, Disability or Other Circumstances. The Committee may provide that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards shall be payable or restrictions on Stock Awards shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

SECTION 11 Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals.

SECTION 12 Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving

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or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 13 Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 14 Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

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SECTION 15 Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Board determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control upon such other event as the Board determines, (iii) determine that Grantees holding Stock Units, Dividend Equivalents and Other Equity Awards shall receive a payment or payments in settlement of such Stock Units, Dividend Equivalents and Other Equity Awards in an amount and on terms determined by the Committee, (iv) require that Grantees surrender their outstanding Options in exchange for a payment or payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options, if any, and on such terms as the Committee determines or (v) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

SECTION 16 Limitations On Issuance Or Transfer Of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 17 Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or applicable laws or to comply with applicable stock exchange requirements.

(b) Stockholder Approval for “Qualified Performance-Based Compensation”.

(i) If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as “qualified performance-based compensation” under Section 10 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 10, if required by the regulations under section 162(m) of the Code or the regulations thereunder.

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(ii) If and to the extent required by section 162(m), the Plan must be submitted to the stockholders for approval in the fourth year following the year in which the initial public offering of Company Stock occurs, to assure that subsequent Grants will qualify as “qualified performance-based compensation” for purposes of section 162(m).

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its June 13, 2007 effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 23(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 23(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan. However, no previously granted Option may be repriced, replaced or regranted through cancellation or by lowering the Exercise Price, unless the stockholders of the Company provide prior approval.

(e) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 18 Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.

SECTION 19 Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 20 No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 21 Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 22 Effective Date of the Plan

The amended and restated Plan shall be effective as of June 10, 2009, subject to stockholder approval of the Plan.

SECTION 23 Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation,

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firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee, director or advisor of another corporation who becomes an Employee, Non-Employee Director or Key Advisor by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. After a public offering of the Company’s Stock, with respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of section 162(m), section 422 and section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may agree to limit its authority under this Section.

(c) Employees Subject to Taxation Outside the United States. With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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PROXY

AUXILIUM PHARMACEUTICALS, INC.

This Proxy is solicited on behalf of the Board of Directors

for the

2009 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Armando Anido and Jennifer Evans Stacey, Esq., and each of them, each with the power to appoint his or her substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 16, 2009, at the Annual Meeting of Stockholders of the Company to be held on June 10, 2009 (the “Meeting”) at 9:00 a.m., local time, at The Desmond Hotel, One Liberty Blvd, Malvern, Pennsylvania 19355 and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IMPORTANT – CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒    Please mark your votes as indicated in this example

This Proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal. This Proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2010 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the nine nominees listed below:

Nominees:

	(01)	Rolf A. Classon
	(02)	Al Altomari
	(03)	Armando Anido
	(04)	Edwin A. Bescherer, Jr.
	(05)	Philippe O. Chambon, M.D., Ph.D.
	(06)	Oliver S. Fetzer, Ph.D.
	(07)	Renato Fuchs, Ph.D.
	(08)	Dennis Langer, M.D., J.D.
	(09)	William T. McKee

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐	FOR ALL NOMINEES

☐	WITHHOLD FOR ALL NOMINEES

☐
For all Nominees, except as written above

PROPOSAL 2. To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,650,000 shares from 8,000,000 to 10,650,000 shares, subject to the limitation that of those 2,650,000 shares only 700,000 shares may be issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights). The Board of Directors recommends a vote “FOR” Proposal 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3. To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors recommends a vote “FOR” Proposal 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner Sign Here	Joint Owner Sign Here

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐